Exhibit 10.1

CASH-SETTLED
RESTRICTED STOCK UNIT AWARD AGREEMENT
JUNE 20, 2019

THIS CASH-SETTLED RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made effective and entered into as of June 20, 2019 (the “Grant Date”), by and between PIER 1 IMPORTS, INC., a Delaware corporation (the “Company”), and _____________________ (the “Grantee”).

WHEREAS, pursuant to the provisions of the Pier 1 Imports, Inc. 2015 Stock Incentive Plan, as amended (the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has the authority to grant Awards under the Plan to employees of the Company and its Affiliates (as defined in the Plan); and

WHEREAS, during Grantee’s employment, and based on Grantee’s position with the Company and/or its Affiliates, Grantee has acquired and will continue to acquire, by reason of Grantee’s position, substantial knowledge of the operations and practices of the business of the Company and/or its Affiliates; and

WHEREAS, the Company desires to assure that, to the extent and for the period of Grantee’s service and for a reasonable period thereafter, the confidentiality of the Company’s and its Affiliates’ trade secrets and proprietary information be maintained, and the Company’s and its Affiliates’ goodwill and other legitimate business interests be protected, each of which could be compromised if any competitive business were to secure Grantee’s services; and

WHEREAS, the Committee has determined that the Grantee be granted a Restricted Stock Unit Award under the Plan for the number of shares and upon the terms set forth below;

NOW, THEREFORE, the Company and the Grantee hereby agree as follows:

1.           Grant of Units.  The Grantee is hereby granted _____ restricted stock units under the Plan (the “Units”), subject to the terms and conditions hereinafter set forth, which represent the right to receive a cash payment equal to the Fair Market Value, as of the applicable Vesting Date, of an equal number of shares of the Company’s Common Stock.

2.            Vesting of Units.  The Units have been credited to a bookkeeping account on behalf of the Grantee.  The Units will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a)
thirty-three percent (33%) of the Units shall vest on the first anniversary of the Grant Date; thirty-three percent (33%) of the Units shall vest on the second anniversary of the Grant Date; and thirty-four percent (34%) of the Units shall vest on the third anniversary of the Grant Date; or

(b)
upon (i) a Corporate Change (as defined in the Plan) AND (ii) the occurrence of one of the following: (a) the Units are not assumed by the surviving or acquiring entity or otherwise equitably converted or substituted in connection with the Corporate Change, or (b) the Units are assumed by the surviving or acquiring entity or otherwise equitably converted or substituted in connection with the Corporate Change and the termination of Grantee’s employment by the Company (or the surviving or acquiring entity) without Cause (as defined in Section 10 below) or Grantee’s resignation for Good Reason (as defined in Section 10 below) occurs within one year after the effective date of the Corporate Change.

Upon termination of employment of the Grantee with the Company or any Affiliate of the Company (or the successor of any such company) for any reason other than as set forth in subsection (b) above, the Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by the Grantee.  For purposes of this Agreement, no termination of Grantee’s employment shall occur as a result of the transfer of Grantee between the Company and any Affiliate or as a result of the transfer of the Grantee between two Affiliates.  The cessation of a relationship between the Company and an Affiliate with which the Grantee is employed whereby such company is no longer an Affiliate shall constitute a termination of employment of the Grantee.

3.            Settlement in Cash.  Any Units that vest in accordance with Section 2 above will entitle Grantee to receive to a cash payment equal to the Fair Market Value, as of the Vesting Date, of one share of Common Stock for each vested Unit.  Such payment shall be made on or as soon as practicable following the Vesting Date, and no later than the 15th day of the third month after the month in which the Vesting Date occurs.

4.            No Dividend Equivalents.  No dividends, dividend equivalents or other similar distributions shall accrue or be paid with respect to the Units.

5.            Restrictions on Transfer and Pledge.  No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate.  The Units may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

6.            Covenants Not to Disclose, Solicit or Compete. For purposes of this Section 6, the term “Company” shall include Pier 1 Imports, Inc. and all of its subsidiaries, parent companies and affiliates thereof.

(a)        Non-Disclosure of Confidential Information and Return of Property.

            (i)             Grantee acknowledges that: (A) the Company and its Affiliates are engaged in a continuous program of research and development respecting their activities, business and customers throughout the United States and the countries in which they operate or conduct business (the foregoing, together with any other businesses in which the Company and/or its Affiliates engage from the date hereof to the date of the termination of Grantee’s employment with the Company and/or any of its Affiliates to be known as the “Company Business”); (B) Grantee’s work for and position with the Company and/or  its Affiliates has allowed Grantee, and will continue to allow Grantee, access to trade secrets of, and Confidential Information (as defined below) concerning the Company Business; (C) the Company would not have agreed to grant the Grantee the Units but for the agreements and covenants contained in this Agreement; and (D) the agreements and covenants contained in this Agreement are necessary and essential to protect the business, goodwill, and customer relationships that Company and/or its Affiliates have expended significant resources to develop.  The Company agrees and acknowledges that, on or following the date of this Agreement, the Company and/or its Affiliates will provide Grantee with one or more of the following: (X) continued and ongoing authorization through computer passwords or by other means to access Confidential Information regarding the Company, its Affiliates and the Company Business; (Y) authorization to represent the Company and/or its Affiliates in communications with customers, suppliers, vendors, manufacturers, agents and other third parties to promote the goodwill of the Company Business, all in accordance with generally applicable policies of the Company and/or its Affiliates; and (Z) participation in certain restricted access meetings, conferences or training relating to Company Business and the Grantee’s position with the Company and/or its Affiliates.  Grantee understands and agrees that if Confidential Information were used in competition against the Company and/or its Affiliates, the Company and/or its Affiliates would experience serious harm and the competitor would have a unique advantage against the Company and/or its Affiliates.

(ii)            Non-Disclosure of Confidential Information.  Grantee agrees that Grantee shall not, directly or indirectly, use any Confidential Information on Grantee’s own behalf or on behalf of any person or entity other than the Company, or reveal, divulge, or disclose any Confidential Information to any person or entity not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Grantee further agrees that Grantee shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Grantee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Grantee shall not be restricted from: (A) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Grantee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Grantee; (B) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Grantee shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Grantee has made such reports or disclosures; (C) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (D) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

            (iii)             Definition of Confidential Information.  “Confidential Information” means any and all data and information relating to the Company Business that (A) is disclosed to Grantee or of which Grantee becomes aware as a consequence of Grantee’s employment with the Company; (B) has value to the Company; and (C) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; listings of customers, buying agents, vendors and manufacturers; customer, buying agent, vendor and manufacturer files, data and financial information; details of customer, buying agent, vendor and manufacturer contracts; current and anticipated customer, buying agent, vendor and manufacturer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

(iv)            Return of Materials.  Grantee agrees that Grantee will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the date that Grantee’s employment with the Company shall terminate for any reason (the “Date of Termination”), or at any other time the Company requests such return, any and all property of the Company that is in Grantee’s possession or subject to Grantee’s control, including, but not limited to, customer, buying agent, vendor and manufacturer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Confidential Information belonging to the Company or that Grantee received from or through Grantee’s employment with the Company. Grantee will not make, distribute, or retain copies of any such information or property. To the extent that Grantee has electronic files or information in Grantee’s possession or control that belong to the Company or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Date of Termination, or at any other time the Company requests, Grantee shall (A) provide the Company with an electronic copy of all of such files or information (in an electronic format that is readily accessible by the Company); (B) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, so that such files and information are permanently deleted and irretrievable; and (C) upon written request by the Company on or following the Date of Termination, provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

(b)            Non-Solicitation of Employees and Independent Contractors. During Grantee’s employment with the Company and for twelve (12) months following the Date of Termination, Grantee will not, directly or indirectly, whether on Grantee’s own behalf or as a principal or representative of any other person or entity, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of the Company with whom Grantee had any contact whatsoever during Grantee’s employment to terminate his or her employment or other relationship with the Company or to enter into employment or any other kind of business relationship with Grantee or any other person or entity.

(c)             Non-Competition.  In return for the Company’s and its Affiliates’ promise to provide Grantee with access to and use of its Confidential Information (as described in Section 6(a)(i)-(iii) above), during Grantee’s employment with the Company and for twelve (12) months following the Date of Termination (or for eighteen (18) months following the Date of Termination, if the termination occurs within one year after the effective date of a Corporate Change), Grantee will not, within the Restricted Area, directly or indirectly, engage, either as a principal, employee, partner, consultant, officer, director or investor (other than a less-than-1% stock interest in a corporation), in a business which is a competitor of the Company, in the same or similar type capacity as Grantee was employed by the Company. For purposes of this Section 6(c), a business shall be deemed a “competitor” of the Company if it engages in the commerce of a Home Fashions or Furniture Business or is a Home Décor Division of a Business, whether through stores (retail or wholesale), on-line e-commerce or any combination thereof.

(i)           The term “Restricted Area” shall mean the United States unless, during the last two (2) years of Grantee’s employment, Grantee’s employment responsibilities include a different geographic territory and Grantee’s access to Confidential Information is restricted to such different geographic territory, in which case the term “Restricted Area” shall mean such different geographic territory.

(ii)         The term “Home Fashions or Furniture Business” shall mean a business (however organized or conducted, including any on-line e-commerce operations) that primarily engages in the sale, marketing, distribution, manufacturing or design of merchandise consisting of furniture, decorative accessories, housewares, bed and bath, and seasonal goods, or any other category of merchandise sold by the Company during Grantee’s employment.  By way of illustration, a “Home Fashions or Furniture Business” shall include such businesses as the Company, Restoration Hardware, Inc., Kirkland’s, Inc., Williams-Sonoma, Inc., Pottery Barn, Inc., Tuesday Morning Corporation, and Bed, Bath & Beyond, Inc. and stores under the names “World Market,” “Cost Plus,” “Cost Plus World Market,” “Crate & Barrel,” “Home Goods,” “Home Sense, “IKEA,” “Wayfair,” “Hayneedle,” and “At Home.”

(iii)         The term “Home Décor Division of a Business” shall mean a category, division, branch, or unit of a business (however organized or conducted, including any on-line e-commerce operations, specialty retailer, big box retailer or department store) that engages in the sale, marketing, distribution, manufacturing or design of furniture, decorative accessories, housewares, bed and bath, and seasonal goods, or any other category of merchandise sold by the Company during the Grantee’s employment.  By way of illustration, a “Home Décor Division of a Business” shall include the home furnishings, home décor or other similar home-related category, division, branch, or unit of The TJX Companies, Inc., Ross Stores, Inc., J.C. Penney Company, Inc., Target Corporation, The Michaels Companies, Inc., The Container Store Group, Inc., Amazon.com, Inc., and Neiman Marcus Group LTD LLC.

(iv)         The Company may from time to time prior to any Date of Termination, by written notice to the Grantee, for purposes of clarification, add to the list of illustrative examples of a Home Fashions or Furniture Business or a Home Décor Division of a Business set forth in this Section 6(c) the names of other companies or businesses meeting the definitions of such terms.

(d)          Enforcement of Protective Covenants.

(i)             Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the restrictions in Section 6 of this Agreement (the “Protective Covenants”) will be inadequate, and that in the event Grantee breaches, or threatens to breach, any of the Protective Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Grantee from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Grantee understands and agrees that if Grantee violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of effectiveness of the Protective Covenants. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.  The Company’s ability to enforce its rights under the Protective Covenants or applicable law against Grantee shall not be impaired in any way by the existence of a claim or cause of action on the part of Grantee based on, or arising out of, this Agreement or any other event or transaction.

(ii)            Severability and Modification of Covenants. Grantee acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects and is no greater than necessary to protect the Company Business. The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Protective Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Protective Covenant. If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company Business and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

(e)       Termination Without Cause or for Good Reason.  Notwithstanding the foregoing, if Grantee’s employment with the Company or an Affiliate is involuntarily terminated without Cause or Grantee voluntarily terminates Grantee’s employment for Good Reason, Grantee shall not be subject to the restrictions on non-competition set forth in Section 6(c) of this Agreement; provided, however, that Grantee is not in breach of any other terms and conditions of this Agreement.  The restrictions related to non-disclosure of confidential information and return of property in Section 6(a) and non-solicitation contained in Section 6(b) shall remain in full force and effect regardless of the manner of termination of Grantee’s employment.

7.            Disclosure of Agreement. Grantee acknowledges and agrees that, during the twelve (12) months following the Date of Termination, Grantee will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Grantee further agrees that the Company and/or any of its Affiliates shall have the right to make any such prospective employer, business partner, investor or lender of Grantee aware of the existence and terms of this Agreement.

8.           Payment of Taxes.  Grantee will, no later than the date as of which any amount related to the Units first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount.  The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9.           Incorporation of Plan Provisions.  This Agreement is made pursuant to the Plan and is subject to all of the terms and provisions of the Plan as if the same were fully set forth herein, and receipt of a copy of the Plan is hereby acknowledged.  Capitalized terms not otherwise defined herein shall have the same meanings set forth for such terms in the Plan. If there is any conflict between this Agreement and the Plan, the Plan controls.

10.           Definitions.

 (a)            For purposes of this Agreement, the term “Cause” means a good faith determination by the Board (after providing the Grantee with reasonable notice and an reasonable opportunity to be heard in person on the matter) that any of the following has occurred: (i) the Grantee’s material or habitual failure to follow the reasonable and lawful directions of any superior officer of the Company, provided the direction(s) is not materially inconsistent with the duties or responsibilities of the Grantee’s position, or a material or habitual failure to perform Grantee’s duties with the Company (other than any such failure resulting from the Grantee’s disability) which failure is not cured within ten (10) days after a written demand for performance is delivered to the Grantee by the Company which specifically identifies the manner in which the Company believes that the Grantee has materially or habitually failed to perform the Grantee’s duties; (ii) the Grantee’s indictment for, conviction of, or entry of a plea of guilty or nolo contendere or no contest with respect to: (a) any felony, or any misdemeanor involving dishonesty or moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company, or (b) any crime connected with the business of the Company; (iii) the Grantee’s engaging in any gross negligence or gross misconduct in connection with the performance of Grantee’s duties, which is, or is likely to be, materially injurious to the Company, its financial condition, or its reputation; (iv) the Grantee’s commission of or engagement in any act of fraud, misappropriation, material dishonesty, or embezzlement, whether or not such act was committed in connection with the business of the Company; (v) the Grantee’s breach of fiduciary duty or breach of any of the covenants set forth in Sections 6(b) or 6(c) of this Agreement; or (vi) the Grantee’s violation of the Company’s policy against harassment or its equal employment opportunity policy, a material violation of the Company’s code of business conduct or a material violation of any other policy or procedure of the Company.

(b)          For purposes of this Agreement, the term “Good Reason” means, without the Grantee’s written consent: (i) a reduction of more than ten percent (10%) in the sum of Grantee’s annual base salary and target bonus opportunity as a percentage of base salary from those in effect as of the date of this Agreement; (ii) a material diminution in Grantee’s authority, duties or responsibilities; (iii) Grantee’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Grantee is required to perform Grantee’s duties as of the date of this Agreement; (iv) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement, including failure of a successor company to assume or fulfill the obligations under this Agreement; or (v) in anticipation or contemplation of or following a Corporate Change, as defined above, a material adverse change in the Grantee’s reporting structure.  In each case, Grantee must provide the Company with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within thirty (30) days of the initial existence of such Good Reason event, and the Company shall have the right to remedy such event within sixty (60) days after receipt of Grantee’s written notice (“the sixty (60) day period”). If the Company remedies the Good Reason event within the sixty (60) day period, the Good Reason event (and Grantee's right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist. If the Company does not remedy the Good Reason event within the sixty (60) day period, and Grantee does not incur a termination of employment within thirty (30) days following the earlier of: (y) the date the Company notifies Grantee that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (z) the expiration of the sixty (60) day period, the Good Reason event (and Grantee's right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist. Notwithstanding the foregoing, if Grantee fails to provide written notice to the Company of the facts giving rise to a claim of Good Reason within thirty (30) days of the initial existence of such Good Reason event, the Good Reason event (and Grantee's right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist as of the thirty-first (31st) day following the later of its occurrence or Grantee’s knowledge thereof.

11.            No Rights as Stockholder. The Grantee shall have no rights as a stockholder of the Company, including any voting rights or any claim to dividends, with respect to any Units granted pursuant to this Agreement.

12.           Miscellaneous.  This Agreement (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of Texas, and any applicable laws of the United States, and (c) may not be amended without the written consent of both the Company and the Grantee.  No contract or right of employment shall be implied by this Agreement, nor shall this Agreement interfere with or restrict in any way the rights of the Grantee’s employer to discharge the Grantee at any time for any reason whatsoever, with or without cause.

The Units along with all other Awards received by the Grantee (including any proceeds, gains or other economic benefit actually or constructively received by the Grantee upon any receipt or exercise of any Award) shall be subject to the provisions of the Company’s claw-back policy as set forth in Section 10 of the Company’s Code of Business Conduct and Ethics (as amended from time to time) including any amendments of such claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

EXECUTION PAGE OF RESTRICTED STOCK UNIT AWARD AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:	GRANTEE:
Pier 1 Imports, Inc.

By:
Christine C. Murray	[Name]
Executive Vice President, Human Resources, and Chief Human Resources Officer

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